Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Southwest Airlines Co. for the registration of 57,931,897 shares of its common stock, and the Proxy Statement of AirTran Holdings, Inc. included in such Registration Statement, and to the incorporation by reference therein of our reports dated February 11, 2010, with respect to the consolidated financial statements of AirTran Holdings, Inc., and the effectiveness of internal control over financial reporting of AirTran Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

November 19, 2010